SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934.

Date of Report                                    June 10, 1994


                        Greif Bros. Corporation
     (Exact name of registrant as specified in its charter)


            Delaware                  1-566           31-4388903
(State or other jurisdiction    (Commission File     (IRS Employer
       of incorporation)             Number)       Identification No.)

      621 Pennsylvania Avenue, Delaware, Ohio           43015
      (Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code
  614-363-1271


      Pursuant to the requirements to the Securities Exchange Act of 1934, the registrant has fully caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.



                                        GREIF BROS. CORPORATION


(Registrant)



                                By

                                          Allan Hull, General
Counsel and
                    Member of the Board of Directors


Item 1.


          The Board of Directors of Greif Bros. Corporation has just received an opinion from the attending doctor for John C. Dempsey, long-time Chairman and Chief Executive of the Company, to the effect that recent severe deterioration has rendered Mr. Dempsey unable to continue his responsibilities as a director and officer of the Company.

          By action of the Board of Directors, Mr. Dempsey's responsibilities as Chief Executive Officer have been transferred to Michael J. Gasser, Vice Chairman of the Board and previously Chief Operating Officer of the Company. Mr. Dempsey has been elected to the post of Chairman Emeritus of the Board of Directors.

          Mr. Dempsey has, for many years, exercised complete voting control of the Company, primarily through voting trusts from many shareholders holding beneficial ownership of the Company's Class B Common Stock, as well as shares held by him as trustee under a trust established in 1944 by Naomi A. Coyle.

          As a result of Mr. Dempsey's inability to continue to act in a trustee capacity, voting control of the Company has passed to Mrs. Naomi C. Dempsey, 782 W. Orange Road, Delaware, Ohio 43015, the beneficial owner of 3,021,618 shares of the Class B Common Stock, and successor trustee of the 831,520 Class B shares held in the Naomi A. Coyle Trust.

          There are 6,657,215 Class B Common shares outstanding.
The Class B Common shares are the only shares entitled to vote in ordinary circumstances and under present circumstances.

          Naomi C. Dempsey has stated that she has no intention of varying the basic Greif policies long established by Mr.
Dempsey and has no intention whatsoever of parting with her shares or the shares of which she is trustee.